FIERA CAPITAL INC.

Code of Ethics

January 2020

The Code of Ethics (this “Code”) is the property of Fiera Capital Inc. (the “Firm”) and must be returned to the Firm should an employee’s association with the Firm terminate for any reason. The contents of the Code are confidential and should not be revealed to third parties. The Code is intended to give sufficient information and guidance such that an employee may gain an understanding of the standards of business conduct applicable to employees as well as the regulatory rules and requirements that the Firm is subject to. Circumstances vary and practices evolve. To retain flexibility and relevance, new policies, guidance and amendments may be promulgated by email or even verbally before ultimately being incorporated into the Code. Such communications should be considered to be as valid and binding as the formal guidance contained in the Code. Where the information or guidance contained in the Code or in the Firm’s Compliance Manual (the “Manual”) does not appear to address your particular situation you should consult with the Firm’s Chief Compliance Officer.

Fiera Capital Inc.	Code of Ethics

Fiera Capital Inc.	Code of Ethics

I. Background and Scope

Fiera Capital Inc. (the “Firm”) has adopted this Code of Ethics (the “Code”), which sets forth the Firm’s Standards of Business Conduct, Insider Trading Policy, Personal Securities Transaction Policy, External Activities Policy, and Gifts and Entertainment Policy. The Code is premised on the principle that Fiera Capital Inc. (the “Firm”) owes a fiduciary duty to its Clients and is designed to comply with Section 204A and Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act. The definitions for all defined terms in this Code are provided in the Definitions Section at the end of the Code.

All Employees must comply with this Code. Please carefully review the Code, including the Definitions at the end of this document, and contact a member of the Compliance Team if you have any questions.

A. Applicability to Mutual Fund Covered Persons

The scope of the Code and its operation reflect the fact that a separate code of ethics (the “Registered Fund Code”) has been adopted for each of the Firm’s affiliated mutual funds (each an “Affiliated Mutual Fund”). An Affiliated Mutual Fund is defined as any registered investment company advised or sub-advised by the Firm. The provisions of the Registered Fund Code are applicable to each such Affiliated Mutual Fund and its Covered Persons only to the extent such Covered Person is not otherwise covered by the Code. “Covered Persons” means: (1) the directors, trustees and officers of the Affiliated Mutual Fund; (2) any person who, in connection with his regular functions or duties, participates in the selection of, or regularly obtains information regarding, the securities currently being purchased, sold or considered for purchase or sale by the Affiliated Mutual Fund; and (3) any natural person in a control relationship to the Affiliated Mutual Fund or its investment adviser who obtains information concerning recommendations made to the Affiliated Mutual Fund with regard to the purchase or sale of securities by the Affiliated Mutual Fund; provided, however, the term “Covered Persons” does not include persons who are subject to the Code.

B. Applicability to Fiera Associated Persons

Except as otherwise set forth in the PA Manual, Fiera Associated Persons shall only be subject to the Code of Conduct adopted by their respective firm (“Affiliated Code”), together with those portions of the PA Manual addressing personal trading, reporting thereon and other provisions required to be included in a Rule 17j-1 compliant code of ethics (the “PA Manual Code”). Both the Affiliated Code and the PA Manual Code shall be enforced and supervised in accordance with their respective terms.

C. Material Changes

In the event of a material change to the Code, the Affiliated Code, or the PA Manual Code, as the case may be, the CCO shall inform each Affiliated Mutual Fund’s Chief Compliance Officer of such change and ensure that the change is approved by each Affiliated Mutual Fund’s board of directors no later than six months after the change is adopted. In addition, annually, the CCO will provide to each Affiliated Mutual Fund’s board of directors a written report that: (1) describes any issues arising under the Code, the Affiliated Code, or the PA Manual Code since the last report to the Affiliated Mutual Fund’s board of directors, including information about material violations of the Code, the Affiliated Code or the PA Manual Code and any sanctions imposed in response to the material violations; and (2) certifies that the Firm has adopted procedures reasonably designed to prevent Access Persons from violating the Code, the Affiliated Code and the PA Manual Code.

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II. Summary of Employee Reporting Obligations

Under this Code, all Employees are subject to certain reporting obligations. These are described in more detail herein and include the following:

	Within 10 Calendar Days of Date of Hire	Annually	Quarterly	Code of Ethics Section
Compliance Manual Acknowledgement	X	X	-	Section III
Holdings Reporting	X	X	-	Section VI A.1
Transactions Reporting	-	-	X	Section VI A.2
Bad Actor and ADV Questionnaires	X	X	-	Section VII B
Conflicts Questionnaire	X	X	-	Section VIII A-B
Gifts and Entertainment Reporting	-	X	X	Section IX A-D
Political and Charitable Contributions Reporting	X	X	X	Appendix F in Manual

III. Standards of Business Conduct

The Code sets forth standards of business conduct that the Firm requires of its Employees relating to the fiduciary obligations of the Firm and its Employees. The Firm demands the highest standards of ethical conduct and care by all of its Employees. The Firm’s reputation is one of its most important assets. Maintaining the trust and confidence of clients is a vital responsibility.

The Code incorporates the following general principles that all Employees are expected to uphold:

●	All Employees must, at all times, comply with all applicable federal and state securities laws and regulations, as well as the Firm’s Compliance Manual (the “Manual”) and Code.
●	All Employees must act with integrity and in an ethical manner when dealing with the public, current and prospective clients and investors, and fellow Employees.

●	All Employees must adhere to the highest standards with respect to any potential conflicts of interest with clients and/or investors – simply stated, no Employee should ever enjoy a benefit at the detriment of any client or investor.

●	All Employees must cooperate to the fullest extent reasonably requested by the CCO so as to enable: (i) the CCO to discharge his/her respective duties under the Manual and the Code and (ii) the Firm to comply with the federal securities laws to which it is subject.

●	All Employees must maintain the confidentiality of information concerning the identity of securities owned and traded by clients and financial circumstances of our clients, as well as any other confidential and protected information, including the identity of the client.

●	All Employees must notify the CCO promptly in the event that the Employee may have failed to comply with (or becomes aware of another person’s failure to comply with) the policies and procedures set forth in the Firm’s Manual or Code.

Employees are expected to read and understand the Manual, including the Code, and are required to acknowledge receipt and review of the Manual within 10 calendar days of employment and annually thereafter.

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IV. Compliance with Applicable Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described herein, the Code requires all Employees to comply with applicable federal securities laws. Without limiting the generality of the foregoing, no Employee shall:

●	Defraud a client in any manner

●	Mislead a client, including by making a statement that omits material facts

●	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client

●	Engage in any manipulative practice with respect to a client

●	Engage in any manipulative practice with respect to securities, including price manipulation

●	Engage in any other act or omission that would constitute a violation of any applicable federal securities law

V. Insider Trading Policy

Insider trading is broadly defined as trading in a security while in possession of material non-public information in breach of a duty of trust and confidence or other similar duty. Insider trading laws in the United States also prohibit trading of information by a third-party who obtained material non-public information from an insider in breach of a duty owed by the insider to the issuer or some other source of the information. A gift of material non-public information to the third-party from the insider may be enough to find that the insider breached his/her duty for an improper purpose.

As an investment adviser, the Firm is obligated under Section 204A of the Advisers Act to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material non-public information by any persons associated with the Firm. This section of the Code describes the Firm’s written policies and procedures designed to prevent insider trading and the misuse of material non-public information. If, at any time, you have questions or concerns about this Code, you should consult the Compliance Team or the Firm’s CCO.

A. Scope of the Policy

The Firm prohibits employees, principals and other associates of the Firm from misusing material non-public information, including, but not limited to, engaging in insider trading or improperly disseminating material non-public information to third-parties not associated with the adviser. Such conduct is detrimental to the Firm’s business and violates the law.

The following is a non-exhaustive list of the categories of conduct that constitute misuse of material non-public information. Any conduct that may fall under these categories violates this Code and the law:

●	Trading by an insider while in possession of material non-public information in violation of a duty owed to the issuer or the source of the information;

●	Trading by a tippee, who received material non-public information from an insider in violation of the insider’s duty to the issuer or source of information; or

●	The unauthorized disclosure of material non-public information to third-parties, including family and friends who are not associated with the adviser.

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B. To Whom Does This Policy Apply?

This policy covers all Employees as well as any family member accounts, trusts, partnerships or corporate entities over which the employee has direct or indirect control. It also applies to transactions engaged in by corporations in which the employee is a 10% or greater stockholder.

C. What is “Material Non-Public Information”?

Determining whether information is “material non-public information” is a fact intensive inquiry, and you should always consult the Compliance Team when confronted with the possibility that you may have come in contact with material non-public information, even if your exposure to such information was inadvertent.

1.	Non-Public Information

Information is considered “non-public” when it is not generally available to the public, and the owner would not make it available in response to a request for that information.

2.	Materiality

Generally, “material information” in the insider trading context is defined as information that may be considered important, or cause one to pause, in making an investment decision. The following types of information generally may be regarded as “material”:

●	Dividend or earnings announcements
●	Write-downs or write-offs of substantial assets
●	Significant additions to reserves for bad debts or contingent liabilities
●	Expansion or curtailment of company or major division operations
●	Merger, joint venture or acquisition announcements
●	New product/service announcements
●	Discovery or research developments
●	Criminal, civil and government allegations and indictments
●	Pending labor disputes
●	Debt service or liquidity problems
●	Bankruptcy or insolvency problems
●	Tender offers, stock repurchase plans, etc.
●	Information concerning upcoming research analyst recommendations (upgrades/downgrades) prior to dissemination
●	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including, but not limited to, equity, debt, commercial paper, government securities and options.

D. At What Point Might Information No Longer Be Considered Non-Public?

Once non-public information has been effectively distributed to the investing public, it can no longer be classified as material non-public information. However, the distribution of material non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

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Disclosing Material Non-Public Information to Third-Parties

The Firm prohibits the disclosure of material non-public information to third parties, including friends and family, without the authorization of the CCO. Because of the significant civil and criminal penalties that might attach for violations of the insider trading laws, and because we want to avoid the appearance of any improprieties, all employees must notify the CCO when they come in contact with information that might be considered material and non-public.

E. Rumors

Rumors do not necessarily constitute public information. If the so-called “rumor” is reported in the financial press or available in a Google or other web search, then you might consider it public. However, if it is not disseminated in a manner that constitutes “public” information as described above there is the risk that the information is non-public and, if it is both material and was disclosed to the recipient, directly or indirectly, through the breach of a duty, then it is likely that the rumor is material non-public information. One acceptable way to determine whether a “rumor” is publicly available would be to do a web search on it or to call the issuer’s public relations officer and inquire as to whether the company has publicly confirmed or denied the rumor. You should not contact any other officer or employee of the issuer to determine the accuracy of a rumor because a confirmation or a denial of the rumor could, in itself, constitute non-public information. However, you should contact the Compliance Team prior to conducting any research.

F. Relationships with Value-Added Investors

Although the term value-added investor is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the Firm (such as industry expertise or access to individuals in the investor’s network) beyond just the value of their investment. Given the Firm’s standing in the investment community, it may retain as clients, executive-level officers or directors of a public company or personnel that are affiliated with other investment advisers and/or private funds. While the Firm may occasionally converse with these individuals as part of the normal course of its research/due diligence process, Employees must be aware that the relationship could incentivize those individuals to divulge additional information (including material non-public information) or may lead to accidental disclosure of such information. Fiera’s Employees should refrain from discussing potentially sensitive topics (e.g., specific information about the investor’s employer) with a known value-added investor.

If there is any question as to whether information received from an investor could be Material Non-public Information, Fiera’s Employees are expected to notify the CCO immediately, and otherwise to act in accordance with the procedures described above.

G. Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in the misuse of material non-public information, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found liable of Insider Trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

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H. Procedures for the Possession of Material Non-Public Information

If an Employee has questions as to whether they are in possession of material non-public information, they must inform the Compliance Team as soon as possible. From this point, the Employee, Compliance Team and other parties (as needed) will conduct research to determine if the information is likely to be considered important to individuals/entities in making investment decisions, and whether the information has been publicly disseminated. In addition, the Compliance Team may add the issuer and/or underlying public security to the Firm’s Restricted List. The Firm’s Restricted List is described in additional detail in the Personal Securities Transactions Policy of the Code.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, Employees:

●	Shall immediately report the potential receipt of material non-public information to the CCO.
●	Shall not trade the securities of any company in which they possess material non-public information about the company.
●	Shall not trade in any synthetic instruments that give the Firm’s clients exposure to the securities of any company in which they possess material non-public information about the company.
●	Shall not trade the securities of any company in which they are deemed insiders who may possess material Non-Public Information about the company.
●	Shall not proceed with any research, trading, etc. until the CCO informs the Employee of the appropriate course of action.
●	Shall not discuss any potentially material non-public information with colleagues or third-parties, except as specifically required by their position and instructed by the CCO.

Upon the termination of employment for any reason, Employees must promptly turn over to the Firm all documents and other materials, in whatever form maintained (e.g., hard copy files, electronic files, portable storage drive, etc.), containing, reflecting, or otherwise relating in any way to, material non-public information. These prohibitions regarding the trading on, and disclosure of, material non-public information extend even beyond an employee’s termination.

VI. Personal Securities Transactions and Reporting Policy

The Code sets forth the Firm’s policies concerning Employee personal securities transactions and reporting obligations. These policies apply to all Access Persons of the Firm. Due to the Firm’s structure, all Employees are presumed to be Access Persons and, as such, all Employees are subject to these requirements.

A.	Personal Securities Reporting Obligations

With respect to reporting obligations, in order for the Firm to determine if there are any indications of scalping, frontrunning, or the appearance of any conflicts of interest, each Employee is subject to certain reporting obligations concerning his/her personal securities holdings and transactions. The Firm requires the following reporting obligations, which are described in more detail below:

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●	Initial Holdings Report – Must be submitted within 10 calendar days of date of employment
●	Annual Holdings Report – Must be submitted annually by February 14 of each year end
●	Quarterly Transaction Reports – Must be submitted within 30 calendar days of each quarter end

1.	Initial and Annual Holdings Reports

The Firm requires each Employee to disclose his or her Covered Accounts and holdings in Reportable Securities (as such terms are defined below) via the following holdings reports:

●	Initial Holdings Report. Each Employee must submit an Initial Holdings Report within 10 calendar days of their start date with the Firm. The Initial Holdings Report requires Employees to disclose their Covered Accounts and current holdings in Reportable Securities. The holdings reported must be current as of a date not more than 45 days prior to the Employee’s start date.

●	Annual Holdings Report. Each Employee must submit an Annual Holdings Report by February 14 of each year. The Annual Holdings Report requires Employees to disclose their updated holdings in Reportable Securities and must be current as of at least December 31 of each year.

The Initial and each Annual Holdings Report must be submitted electronically via StarCompliance. Upon commencement of employment, Employees will receive more information on how to access their StarCompliance account, as well as how to complete and submit the applicable reports.

With respect to the items that must be reported, the following definitions apply:

●	Covered Accounts: Employees must provide the name of any broker, dealer or bank with which the Employee maintains an account that holds or can hold any security (including a 401(k), an IRA account, a 529 college savings plan, an Automatic Investment Plan or Non-Discretionary account) for the Employee’s direct or indirect benefit (a “Covered Account”). For the purpose of clarity, this includes all accounts that hold or can hold any type of security, regardless of whether the security is a Reportable Security.

Note: All brokerage accounts held by financial institutions are deemed Covered Accounts, unless the CCO determines an exception applies.

Employees are considered to have an indirect benefit in any account of a member of the Employee’s immediate family who resides with the Employee or in any account over which the Employee has control, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, or has or shares a direct or indirect pecuniary interest in the account, including the direct or indirect opportunity to profit or share in any profit derived from the account. Immediate family includes the Employee’s spouse, child, step-child, grandchild, parent, step-parent, sibling, son/daughter-in-law, or brother/sister-in-law (this definition includes adoptive relationships). For examples of indirect Beneficial Ownership, refer to Rule 16a-1(a)(2) under the Exchange Act.

●	Reportable Securities Holdings: Employees must disclose all holdings in Reportable Securities (as defined below). The report must include the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares held, and principal amount of each Reportable Security. This includes all Reportable Securities in which the Employee has direct or indirect beneficial ownership. All securities are a Reportable Security, unless the security is one of the following:

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●	Direct obligations of the government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, and which are not an Affiliated Fund. The Firm’s Affiliated Funds are listed in Appendix A.

Note: All Mutual Funds and ETFs are considered Reportable Securities.

StarCompliance has relationships with certain brokers, which allow holding and transaction information for accounts held with such brokers to be reported automatically to StarCompliance via electronic broker feeds. In such cases, once the broker feed for an Employee’s account has been established, rather than manually inputting the requested information, the Employee will only be required to review and confirm that the information reported by the broker feed is correct. Each Employee is responsible for reviewing their holdings and transactions for accuracy and completeness. If an electronic feed with an approved broker cannot be established before the 10-calendar day reporting period for a new employee ends, Employees are required to manually update StarCompliance with the required holdings by the end of the 10th calendar day from their start date with the Firm.

2.	Quarterly Transactions Reports

Employees are required to submit a Transaction Report for each calendar quarter. The Transaction Report must be submitted electronically via StarCompliance and is due within 30 days after the end of the applicable calendar quarter. The Transaction Report must disclose all transactions involving a Reportable Security, in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. When completing the Transaction Report via StarCompliance, the system will generate a report containing the transactions that occurred during the quarter, as reported to it by the applicable broker feeds. Employees are required to review these transactions and correct any errors or input any missing transactions, including transactions for which no feeds are available, and then submit a final report attesting to its completeness and accuracy. Employees who had no transactions are still required to submit a Transaction Report attesting that there were no transactions.

3.	Exceptions to the Personal Trading Reporting Requirements

Employees are required to submit all of the required reports for all personal Reportable Securities transactions, unless any of the following exceptions apply:

(a)	Non-Discretionary Accounts. For both the Initial/Annual Holdings Report and Quarterly Transactions Reports, Employees are not required to disclose transactions or holdings in Reportable Securities in a Covered Account that is Non-Discretionary (a “Non-Discretionary Account”). A Non-Discretionary Account is a Covered Account that is managed on a fully discretionary basis by a person other than the Employee and with respect to which the Employee has no direct or indirect influence or control. In order to rely on this exception, the Employee must provide sufficient documentation (such as a completed Investment Management Agreement or a letter from an adviser or broker) to verify that the terms of the account do not permit the Employee to exercise investment authority over the account. This exception is limited to the requirement to report holdings or transactions in Reportable Securities, but it does not relieve Employees of the obligation to report the existence of Covered Accounts. Employees must report all Covered Accounts on their Initial and Annual Holdings Reports, regardless of whether the account is a Non-Discretionary Account; however, Employees are only required to report the existence of the Non-Discretionary Account, but do not have to disclose the transactions or holdings within the account, unless requested to do so by the CCO. The CCO may periodically request to see holdings in a Non-Discretionary Account.

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(b)	Exempt Retirement Accounts. For both the Initial/Annual Holdings Report and Quarterly Transactions Reports, Employees are not required to disclose holdings or transactions in Exempt Retirement Accounts (as defined below). Exempt Retirement Accounts are any IRA, 401(k), variable annuity, or other qualified retirement plan account that (i) can only invest in securities of unaffiliated mutual funds, ETFs or non-reportable securities; or that (ii) can invest in Affiliated Mutual Funds but is managed by an independent third party that cannot be controlled, influenced or directed by the Employee regarding the purchase or sale of specific Reportable Securities. IRAs, 401(k), variable annuities and other qualified retirement plan accounts are considered discretionary accounts because the Employee may have some influence or control. However, Employees are not required to submit account statements for any such account if the account can hold only unaffiliated mutual funds, ETFs and non-reportable securities or the Employee cannot directly or indirectly control the purchase of specific securities. Only the existence of the account should be reported. A retirement account over which the Employee has broad investment discretion will be treated as an Exempt Retirement Account except when the account holds Affiliated Mutual Funds. For example, if an Employee has the ability to set broad allocation parameters (e.g., 60% equities and 40% debt) without knowing the specific securities that may be traded by the account, then such an arrangement will qualify as an Exempt Retirement Account. If, however, the account over which an Employee has broad discretion contains Affiliated Mutual Funds and such discretion allows the Employee to make specific allocations to such funds and not just make broad determinations such as a risk profile or an asset class allocation, the Employee can report the account, holdings and transactions without the establishment of a broker feed. Please contact the CCO for additional information. The CCO may periodically request to see holdings and transactions in an Exempt Retirement Account.

(c)	529 College Savings Plans. For both the Initial/Annual Holdings Report and Quarterly Transactions Reports, Employees are not required to include any holdings or transactions in Reportable Securities effected in 529 College Savings Plans. The CCO may periodically request to see holdings and transactions in 529 College Savings Plan.

(d)	Automatic Investment Plans. For Quarterly Transaction Reports, Employees are not required to include any transactions in Reportable Securities effected pursuant to an Automatic Investment Plan. Employees are still required to report their initial or annual holdings in such plans. An Automatic Investment Plan includes programs in which regular period purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plan. The CCO may periodically request to see transactions in an Automatic Investment Plan.

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The existence of the above listed account types must be disclosed in StarCompliance regardless of whether holdings and/or transactions must be reported on an Initial, Quarterly or Annual basis.

Employees may not rely on the above exceptions until the CCO has approved the account as an exempt account. In addition, Employees relying on the above exceptions may be required to make additional representations each quarter with respect to these accounts. The CCO will determine on a case-by-case basis whether an account qualifies for any of these exceptions.

4.	Review of Reports

The Firm will maintain a file for each Employee that contains the Employee’s submitted reports, which shall include any trade confirmations and account statements provided and documentation with respect to all requests for permission to make a securities trade and whether such approval was granted or denied. The Compliance Team will closely monitor Employees’ investment patterns to detect any abuses of the Firm’s personal securities transactions policy.

B.	Personal Securities Account Requirements

In order to efficiently monitor Employee personal trading activity, the Firm has engaged StarCompliance for automated monitoring services. The Firm has worked with StarCompliance to establish direct feeds with brokers that are supported by the StarCompliance reporting platform.

1.	Mandatory Direct Feed Policy

Employees are not permitted to engage in any personal trading of Reportable Securities that are held in a Covered Account for which a direct broker feed has not been established with StarCompliance. Employees are responsible for reporting all accounts via StarCompliance and must notify Compliance if an account does not appear to be feeding properly. Employees should contact the Compliance Team with any questions. This policy does not apply to any Covered Account that is a Non-Discretionary Account, Automatic Investment Plan, 529 College Savings Plan, or Exempt Retirement Account. With very limited exceptions, and on a case-by-case basis, the CCO may permit an Employee to engage in Reportable Securities Transactions in a Covered Account for which a direct feed has not been setup, provided that additional reporting obligations may be required.

5.	Firm-Approved Broker Policy

No Employee is permitted to maintain a Covered Account that holds, or can hold, Reportable Securities, unless such account is with a Firm approved broker (each a “Firm-Approved Broker”). Firm-Approved Brokers are brokers with whom StarCompliance has good relationships for effective and proven direct-feed implementation and operation. The Compliance Team will maintain the list of Firm-Approved Brokers, which will be circulated periodically, is located on the StarCompliance homepage and is also available upon request.

If any new Employee has a Covered Account with a broker that is not on the list of Firm-Approved Brokers, such Employee will have 90 days to transition the Covered Account to a Firm-approved Broker. As applicable, the same time period applies for any Firm-Approved Broker that is later removed from the Firm’s list of Firm-Approved Brokers.

The Firm-Approved Broker Policy does not apply to any Covered Account that is a Non-Discretionary Account, 529 college savings plan, an Exempt Retirement Plan, or Automatic Investment Plan.

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C.	Personal Securities Pre-Clearance Requirements

1.	Pre-Clearance Requirements

Every Employee must obtain pre-clearance from the Firm prior to acquiring or selling, directly or indirectly, any Reportable Security. Please refer to the definition of a Reportable Security in Section VI-A of the Code. This pre-clearance requirement applies to all Reportable Securities unless the security is one of the following:

●	Transactions in 529 college savings plans

●	Transactions in index options effected on a broad-based index

●	Shares issued by open-end funds and ETFs that are not Affiliated Mutual Funds

●	Transactions occurring in a Covered Non-Discretionary Account

●	Transactions occurring in an Automatic Investment Plan

●	Transactions occurring in an Exempt Retirement Account

The Compliance Team can require any employee to pre-clear any type of security or other financial instrument in their discretion.

If an Employee has any uncertainty as to whether pre-clearance is required with respect to a particular security the Employee must contact the Compliance Team.

2.	Pre-Clearance Request Procedures

Employees must submit the pre-clearance request via StarCompliance in advance of the proposed transaction. If the request mechanism via StarCompliance is unavailable, the CCO will provide an alternative option for submitting the request. The Firm reserves the right to withhold approval of any proposed transaction that may have the appearance of improper conduct. Employees cannot engage in any transaction without receiving express approval from the Compliance Team. If a pre-clearance request has been denied, Employees can appeal the decision, but they cannot engage in the proposed transaction until an official response is provided by the Compliance Team.

A pre-clearance approval granted to an Employee expires at the end of the same trading day on which the approval was granted. However, if the pre-clearance request was approved outside of market hours where the security is traded, then the approval would be granted only for the next trading day until that particular market closes (e.g. a pre-clearance received at 3pm is valid until 4pm, while a pre-clearance received at 5pm is valid for the next trading day until 4pm). If the transaction is not fully executed during this period, a new pre-clearance request needs to be submitted. Note that a pre-cleared transaction can be executed in any Covered Account in which discretionary trading is permitted.

With respect to limited partnerships, limited liability companies and similar entities, once pre-clearance is granted an employee may transact in that entity through the planned subscription date or the period indicated in the pre-clearance request.

All personal trades, either pre or post execution, will be reviewed through StarCompliance.

D.	Personal Trading Restrictions

Certain personal securities transactions in Securities are expressly prohibited and others may be granted approval on a limited, case-by-case basis. The CCO may require an Employee to reverse any transactions in violation of this policy, based on the various facts and circumstances around such transaction.

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1.	Blackout Periods

Employees are prohibited from buying or selling a Reportable Security within seven calendar days before or after the Firm trades in the same or equivalent security (an “Active Securities Transaction”). An Active Securities Transaction by Employees inadvertently effected during the period described above will not be considered a violation of the Code so long as the transaction was effected in accordance with the pre-clearance procedures in the Code and without prior knowledge of trading by the Firm in the same or an equivalent security. Notwithstanding, the Compliance Team may require an Employee to undo an Active Securities Transaction based on the various facts and circumstances around such Active Securities Transaction. The CCO, under very limited circumstances, and after careful consideration, may grant an exception to this blackout periods policy.

De Minimis Rule

Notwithstanding the above, an approval may be granted, upon request in StarCompliance, if the Active Securities Transaction involves a trade that meets the De Minimis Rule. Permitted transactions under the De Minimis Rule include:

With respect to equities securities, (e.g. stocks, American Depositary Receipts (ADRs), etc.):

1.	The transaction is in a large capitalization equity security whose market capitalization is at least $10 billion USD (or its foreign dollar equivalent); or

2.	The transaction would not represent more than 1% of the security’s average daily trading volume over the preceding five (5) calendar days.

With respect to fixed income securities:

3.	The transaction’s total dollar value does not exceed $15,000 USD (or its foreign dollar equivalent) over the preceding five calendar days ending with (and including) the day of the trade.

The Compliance Team retains the right to make a determination if an Active Securities Transaction qualifies for an approval based on the De Minimis Rule. Transactions covered by the De Minimis Rule may be denied, particularly when the Employee submitting the pre-clearance request is a trader, analyst or portfolio manager researching the security in question or holding the security in a client portfolio. Employees are reminded that despite the exemption of the De Minimis Rule, the transaction still needs to be precleared.

Further, while frequent personal trading may not in and of itself raise issues under applicable laws and regulations, a very high volume of personal trading can be time consuming and can increase the risk of actual conflicts or the appearance of conflicts with clients’ or Funds’ portfolio transactions. The Firm strongly discourages unusually high levels of personal trading activity. The Compliance Team will monitor for excessive personal trading in Employee accounts and, if a pattern of excessive trading is identified, the CCO will take appropriate action.

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2.	Restricted List and Affiliated Funds List

The Firm maintains a restricted list (“Restricted List”) and affiliated funds list (“Affiliated Funds List”) in StarCompliance containing the names of issuers (including the underlying securities) in which Employees are prohibited from conducting any trading activity on behalf of their Covered Accounts and any client accounts they manage. Restricted securities typically include, but are not limited to:

●	Shares of Fiera Capital Corporation

●	Securities in which the Firm may possess Material Non-Public Information

●	Securities in a publicly traded company, if such company, or any senior employee of such company, is a client of the Firm

●	Shares of an Affiliated Mutual Fund

The above list is not exhaustive, and the Firm reserves the right to add additional Securities to the Restricted List. The CCO under limited circumstances, and after careful consideration, may grant an exception to such policy. The Compliance Team is responsible for maintaining the Restricted List and will periodically review and update as necessary. In addition, the Firm will monitor Client and employee trading activity to identify suspicious trading activities in issuers or securities found on the Restricted List.

3.	Affiliated Mutual Funds

Employees invested in any Affiliated Mutual Funds are required to hold positions for a period of no less than thirty (30) days and to trade in compliance with all requirements outlined in the Affiliated Mutual Fund’s prospectus. For any questions, please see the Compliance Team.

4.	Fiera Capital Corporation Stock

Transactions involving securities issued by Fiera Capital Corporation (“FCC”) are subject to additional reporting requirements. Employees invested in, or that intend to invest in any securities issued by FCC, such as Fiera Capital Corporation company stock, are required to first receive pre-clearance from the FCC Compliance Team. Once that approval is obtained, the Employee must also pre-clear the purchase/sale of the security in the StarCompliance system and receive approval from the Compliance Team. For any questions, please see the Compliance Team.

5.	Personal Trading Violations Penalties

Employees may be subject to certain penalties for violating the personal trading obligations found in this Code. All violations, material and nonmaterial, are subsequently reported to the CCO, and, as may be required, the Firm’s Board of Directors, as well as the FCC Board of Directors and FCC’s Legal and Compliance Teams.

The penalty imposed by the Firm will vary depending on the assessment of the CCO, of the seriousness of the violation and the intent of the party involved. The CCO will utilize the list found in Appendix B for guidance on the penalty delivered but has ultimate discretion.

The Firm may impose any or all of the penalties listed in Appendix B, or any other action deemed appropriate, including termination immediately and without notice. The penalties are determined based on the process listed in Appendix B, but may be adjusted subject to the severity of the violation. Any penalty imposed upon a person will be documented and maintained by the Firm.

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VII. Reporting Violations and Remedial Actions

The Firm takes the potential for conflicts very seriously. Improper actions by the Firm or its Employees could have severe negative consequences for the Firm, its clients and investors, and Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities. Accordingly, Employees are required to promptly report any of the following:

A. Improper or Suspicious Activities

Employees are required to promptly report any known or suspected violations of the Code

Employees should report known or suspected violations directly to the Firm’s CCO or General Counsel or via an anonymous and confidential reporting system provided by ClearView Connects (“ClearView”). Anonymous reports can be submitted to ClearView by one of the following methods:

●	Electronically via: www.clearviewconnects.com

●	By Telephone: toll free at 1-844-525-0585

●	By mail to: P.O. Box 11017, Toronto, Ontario, M1E 1N0

All reports are required to be made in good faith. All reports will be treated confidentially and impartially. Reports should contain sufficient information (date, location, persons involved, facts and figures, etc.) to enable an investigation to be held, if appropriate. The CCO, the General Counsel, or the respective designee will document any reports and each report will be reviewed by the Compliance Team. The CCO or General Counsel will escalate any substantiated reports for further review and remediation. Any problems identified during the review will be addressed in ways that reflect the Firm’s fiduciary duty to its clients.

If you submit a report to ClearView, it is important to make sure the report clearly and correctly identifies the Firm as “Fiera Capital Inc.” This is because ClearView is utilized by both the Firm, Fiera Capital Corporation, and its other affiliates. If you submit a report that fails to identify the Firm as Fiera Capital Inc., your report may not be delivered to the Firm or its delivery may be delayed.

Failure to report a violation could result in disciplinary action against any non-reporting Employee, which may include termination of employment. The Firm has a non-retaliation policy that applies to Employees who report such matters in good faith.

An Employee’s identification of a material compliance issue will be viewed favorably by the Firm’s Senior Management. Management is aware of the consequence that may result from this requirement and shall take action against any Employee that seeks retaliation against another for reporting violations or potential issues. All reports of potential issues will be treated as being made on an anonymous basis. Any reports of potential problems will be thoroughly investigated by the Compliance Team, who will report directly to Senior Management on the matter. Any problems identified during the review will be addressed in ways that reflect the Firm’s fiduciary duty to its clients.

If any violation of the Firm’s Code, and in particular the Personal Securities Transactions Policy, is determined to have occurred, the Firm may impose sanctions and take such other actions as the Firm deems appropriate in line with Appendix B. These actions may also include requiring that the trades in question be reversed, requiring the disgorgement of profits, issuing a letter of caution or warning, issuing a suspension of personal trading rights, suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, termination of employment or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits shall be paid to the applicable client(s), if any, as Senior Management shall determine to be appropriate.

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If the CCO determines that a material violation of the Code has occurred, the CCO will promptly report the violation, and any associated action(s), to Senior Management. If Senior Management determines that the material violation may involve a fraudulent, deceptive or manipulative act with respect to a Mutual Fund, the Firm will report its findings to the Mutual Fund’s Chief Compliance Officer and, if necessary and appropriate, the Mutual Fund’s board of directors pursuant to Rule 17j-1.

Notwithstanding the foregoing, nothing in this Code or in any other agreement or policy of the Firm prohibits or restricts Employees from reporting possible violations federal, state, or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including by initiating communications directly with, responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority or agency or self-regulatory organization, including, without limitation, the Securities and Exchange Commission and the Occupational Safety and Health Administration, or making any other disclosures that are protected by whistleblower provisions of any federal, state, or local law or regulation.

B. Personal Disciplinary Information

All Employees are required to complete a Bad Actor and ADV Questionnaire. The initial Bad Actor and ADV Questionnaire must be submitted within 10 calendar days of the Employee’s date of hire and annually thereafter.

VIII. External Activities & Conflicts of Interest Policy

All Employees are subject to this External Activities and Conflicts of Interest Policy. In order to ensure the Firm is properly monitoring all conflicts of interest, Employees must complete a Conflicts Questionnaire, disclosing any Outside Business Activities or other potential conflicts of interest, which contains certain disciplinary information required by regulatory bodies.. Employees must complete and submit an initial Conflicts Questionnaire within 10 calendar days of the Employee’s date of hire and quarterly thereafter.

A. Outside Business Activities

An Employee’s service on a board of directors of an outside company, as well as any other outside activities generally, could lead to the potential of conflicts of interest and insider trading problems and may otherwise interfere with an Employee’s duties to the Firm. Accordingly, Employees must obtain prior authorization from the CCO prior to engaging in any Outside Business Activity.

Outside Business Activity is defined as any services you perform for any entity other than the Firm (including both commercial and non-profit organizations), especially, but not limited to, any entity from which you:

●	Receive compensation;

●	Take an active role in making management decisions;

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●	Serve as an officer, director, trustee or general partner;

●	Provide advice about investments; and/or

●	Spend a substantial amount of time engaging in such outside activities.

In order to obtain prior authorization, Employees must report all Outside Business Activity to the CCO via the StarCompliance reporting platform. The CCO or their designees will review the reported Outside Business Activity and authorization to engage in such activities will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues.

If an Employee receives approval to engage in an Outside Business Activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CEO. If the Employee ceases engaging in an approved Outside Business Activity or if there is a material change in the Employee’s roles and responsibilities in connection with such Outside Business Activity, the Employee is responsible for reporting such change to the CCO via StarCompliance.

Employees must report all Outside Business Activity as part of the Firm’s Conflict Questionnaire. An initial Conflicts Questionnaire must be submitted within 10 calendar days of the Employee’s date of hire and on a quarterly basis thereafter.

B. Family Member Conflicts of Interest

In addition to reporting Outside Business Activities, Employees must also disclose any potential conflicts of interest arising out of familial relationships. Specifically, Employees must disclose whether:

●	The Employee’s Spouse or any Immediate Family currently conduct business with the Firm

●	The Employee’s Spouse or any Immediate Family currently works for a public company

This information is included on the Conflicts Questionnaire. An initial Conflicts Questionnaire must be submitted within 10 calendar days of the Employees’ date of employment and annually thereafter.

C. Diversion of the Firm’s Business or Investment Opportunities

An Employee may not acquire or receive personal gain or profit from any business opportunity that comes to his or her attention as a result of his or her association with the Firm and in which he or she knows that the Firm might be expected to participate or have an interest, without:

●	Disclosing in writing all necessary facts to the CCO;
●	Offering the particular opportunity to the Firm; and

●	Obtaining written authorization to participate from Senior Management.

D. Loans

No Employees may borrow from or become indebted to any person, business or company having business dealings or a relationship with the Firm, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the CCO.

No Employee may use the Firm (or its affiliates’) name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

E. Dealings with Government and Industry Regulators

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The Firm forbids payments of any kind by the Firm, its Employees, or any agent or other intermediary to any government official, self-regulatory organization official, state pension plan, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of receiving favorable consideration.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries involving the Firm. Employees are expected, if requested, to provide the Firm with reasonable assistance, including, but not limited to, meeting or consulting with the Firm and its representatives, reviewing documents, analyzing facts, or appearing or testifying as witnesses or interviewees.

F. Use of Firm Property

No Employee may utilize property of the Firm, or utilize the services of the Firm, or its Employees, for his or her personal benefit or the benefit of another person or entity, without written approval of Senior Management. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

G. Protection of the Firm’s Name

Employees should at all times be aware that the Firm’s name, reputation and credibility are valuable assets that must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized or inappropriate use of the Firm’s name.

H. Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they become involved in, or threatened with, litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

I. Prior Employment Arrangements

Employees are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to the Firm (or its affiliates) and to any prior employers. Employees should discuss any concerns regarding their prior employment with the CCO. Such concerns may include, but are not limited to, possession of Material Non-Public Information from a prior employer, a non-solicitation and/or non-compete clause in the Employee’s previous employment agreement, and any prior political contributions made by the Employee.

IX. Gifts and Entertainment Policy

As a fiduciary, the Firm must act in the best interest of its clients. At times, the unmonitored giving or receiving of gifts and entertainment may create an appearance that the Firm and its Employees make decisions for clients that are based on personal, rather than client, benefit. Employees are responsible for complying with this policy. The Compliance Team is responsible for oversight of this policy.

In general, Employees may not accept a gift or receive entertainment from, or give a gift or provide entertainment to, any individual, enterprise, or organization that conducts or seeks to conduct business with the Firm, or that competes with the Firm, unless all of the following criteria are satisfied:

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●	The receipt or provision of the Gift or Entertainment is consistent with good business practices

●	The Gift or Entertainment could not be construed as a bribe, would not corrupt the judgment of the recipient, and does not obligate the recipient in any way

●	Public disclosure of the gift or entertainment would not embarrass the Firm

●	The Gift or Entertainment is not in the form of cash or its equivalent

●	The Gift or Entertainment was not solicited by the recipient

Employees must always avoid any activity that gives rise to a question whether the Firm’s objectivity as a fiduciary has been compromised. Even if an actual conflict of interest does not exist, the mere appearance of a conflict may result in clients’ loss of confidence. As such, in addition to the above-listed general principles, Employees must comply with all restrictions and reporting obligations below.

A. Employees’ Receipt and Provision of Gifts

A “Gift” is an item of any value that a third party provides (or an Employee provides to a third party) that has a direct or indirect existing or potential business relationship with the Firm, where the giver of the item of value does not participate in the enjoyment or consumption of the items. Examples of a Gift include fruit or candy or similar items sent around the holidays to an Employee but are not received on behalf of the whole Firm, tickets to a sporting event for an Employee, flowers sent as an expression of “get well,” or lunches brought to the Firm’s office by service providers for an Employee and are not received on behalf of the whole Firm.

No Employee may receive a Gift from or provide a Gift to any person or entity with which the Firm does business if such Gift would violate any of the above-listed general principles. For all other Gifts, the following requirements and reporting obligations apply:

●	Gifts Given and Received over $250 Require Pre-Clearance. Employees must seek pre-clearance from the Compliance Team to accept or provide Gifts with a known or estimated value over $250 (either one single gift, or in aggregate on an annual basis from a single individual or entity). The value of a gift is the market value. When the market value is unknown, Employees should provide their best estimate. Employees must submit the pre-clearance request electronically via StarCompliance. The Firm expects that that it will bear the costs of Employee travel and lodging associated with conferences, research trips and other business-related travel. If these costs are borne by a person or entity other than the Firm, they should be treated as Gifts to the Employee.

●	All Gifts Given and Received Must be Reported. Employees must report all Gifts that are received or given, by disclosing the Gift via the StarCompliance reporting form. This applies regardless of whether the Gift falls under the $250 threshold. If for any reason StarCompliance is unavailable, the Employee must report such Gift directly to the CCO. Gifts such as holiday baskets or lunches delivered to the Firm’s offices which are received on behalf of the whole Firm and not a specific Employee do not require reporting. Promotional items of nominal value that typically clearly display the giver’s company logo also need not be reported. Examples of promotional gifts include mugs, hats and umbrellas.

●	Personal Gifts Given or Received by Clients Who Are Friends and Family Do not Need to be Reported or Pre-cleared. Gifts that are given or received for life events (e.g. baby showers, weddings, anniversaries, and graduations), major holidays and birthdays do not need to be reported or pre-cleared in instances where the third party is a long standing friend or relative, as long as it is in the context of the personal relationship and not in the context of a business relationship and the giver incurs the expense personally. If the cost of the gift given by an Employee is incurred by the Firm, the exclusion does not apply.

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Additional restrictions apply with respect to Gifts received or given to Government Officials. Refer to Section IX C below for more details. Additional restrictions apply to Employees who are FINRA Registered Representatives (see below).

Pre-Clearance Request Procedures

Employees must submit the pre-clearance request via StarCompliance in advance of giving a gift or promptly upon receipt. If the request mechanism via StarCompliance is unavailable, the CCO will provide an alternative option for submitting the request. The Firm reserves the right to withhold approval of any proposed transaction that may have the appearance of improper conduct. When a pre-clearance request has been submitted, an Employee cannot give or receive any Gift until an official approval is provided by the Compliance Team via StarCompliance.

B. FINRA Registered Representatives Receipt and Provision of Gifts—Special Limits

●	Gifts Given or Received by Registered Representatives. Employees who serve as a Registered Representative are subject to additional FINRA rules with respect to giving or receiving Gifts, which require a lower threshold limit for Gifts. Specifically, FINRA Rule 3220 prohibits Registered Representatives from giving or receiving anything of value in excess of $100 per year to any person, principal, proprietor, employee, agent, or representative of another person, where such item is in relation to the business of the Firm.

The $100 limit is based on a calendar year and must be aggregated on a per-individual basis. The following examples illustrate how the policy should be applied. The examples are based on the following fact pattern:

Rep A and Rep B are both Registered Representatives at the Firm. The Firm conducts business with Service Provider X. Contact Y and Contact Z are employees of Service Provider X.

○	Example 1: Rep A gave Contact Y a gift valued at $80 in March. In the same calendar year, Rep B wants to also give Contact Y a gift. In order to comply with the annual gift limits, Rep B must limit the value of the Gift to no more than $20.

○	Example 2: Rep A and Rep B want to also send the Gifts in Example 1 to Contact Z. The fact that Rep A and Rep B have already met the $100 limit for Contact Y does not prohibit Rep A and Rep B from providing Gifts to Contact Z. The Gifts to Contact Z will not violate the policy, as long as they do not exceed an aggregate value of $100 for the calendar year.

○	Example 3: Contact Y gave Rep A gift valued at $80 in March. In the same calendar year, Contact Z wants to also send a Gift to Rep A. If Contact Z sends this Gift, Rep A will only be permitted to accept it if it is valued at $20 or less.

○	Example 4: Contact Y and Z want to also send the Gifts in example 3 to Rep B. The fact that Rep A has already met the limit for Gifts from any employees at Service Provider X, does not prohibit Rep B from accepting Gifts from any employees at Service Provider X. As such, Rep B is permitted to accept a Gift from Contact Y and Contact Z, as long as the total aggregate value does not exceed $100 for the calendar year.

C.	Employees’ Receipt and Provision of Entertainment (including Receipt and Provision of Entertainment by FINRA Registered Representatives)

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The term “Entertainment” is distinguished from Gifts, in that Entertainment refers to items of value that are given to a recipient with the intent that the giver will participate with recipient in the enjoyment of the item. Examples include a sporting event or meal where the person or entity providing such activity will be present.

Entertainment is only appropriate when used to foster and promote business relationships with the Firm. No Employee may provide or accept extravagant or excessive Entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the firm. Employees may provide or accept a business Entertainment event, provided that the Entertainment is of reasonable value. Additional pre-clearance and reporting requirements may apply.

●	Entertainment Given or Received over $250 Require Pre-Clearance. Employees must seek pre-clearance from the CCO to accept or provide Entertainment that will or is likely to exceed $250 per individual recipient. The value of the event is the higher of the actual cost or market value. When the value is unknown, Employees should provide their best estimate. When a pre-clearance request has been submitted, an Employee should not accept or provide Entertainment until an official approval is provided by the Compliance Team via StarCompliance. However, pre-clearance is not required when Employees are invited to events which are not planned in advance and the timing of the event does not allow for the submission of a timely pre-clearance request. All such events must however be reported in accordance with the reporting requirements below.

●	Entertainment Given or Received over $100 Must be Reported. Employees must report all Entertainment that is received or given when the value of the Entertainment is above a $100.00 de minimis threshold per individual recipient. Any Entertainment given or received that is above the $100.00 threshold is considered reportable and must be disclosed via the StarCompliance Entertainment reporting form. This applies regardless of whether the Entertainment falls under the $250 threshold required for pre-clearance. If for any reason StarCompliance is unavailable, the Employee must report such Entertainment directly to the CCO. Lunches and other meals provided to clients or other third parties on the Firm’s premises or the third party premises do not need reporting. Entertainment should be reported to the Compliance Team within two weeks following the event.

●	Events involving Friends and Family Do not Need to be Reported or Pre-cleared. Events such as birthdays and weddings and other similar life events do not need to be reported or pre-cleared in instances where the third party is a long-standing friend or relative, as long as the event occurs in the context of the personal relationship and not in the context of a business relationship and the host incurs the expense of the event personally. If the cost of the event is incurred by the Firm, the exclusion does not apply.

Pre-Clearance Request Procedures

Employees must submit the pre-clearance request via StarCompliance in advance of the proposed transaction. If the request mechanism via StarCompliance is unavailable, the CCO will provide an alternative option for submitting the request. The Firm reserves the right to withhold approval of any proposed transaction that may have the appearance of improper conduct. Where a pre-clearance request has been submitted, an Employee cannot give or receive any Entertainment until an official approval is provided by the Compliance Team via StarCompliance.

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D. Government Officials, ERISA, State and Local Pension Plans, Union, and Taft-Hartley Accounts

Notwithstanding the above, the Firm and its Employees are prohibited from giving or receiving any Gifts or Entertainment to any U.S or foreign government official, or representatives of ERISA accounts, union accounts, state and local pension plans or Taft-Hartley accounts, unless such Gifts or Entertainment are approved by the CCO or the CCO’s designee. No exceptions apply.

E. Recordkeeping and Violations

The Firm will maintain a log on StarCompliance of all reports or requests under this policy. The CCO may require any Gift in violation of this policy be returned to the provider or any Entertainment expense provided in violation of this policy be repaid by the Employee.

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Definitions

●	Access Person – Any Supervised Person who has access to non-public information regarding any client’s trading or any reportable fund’s holdings, who is involved in making securities recommendations to clients, or who has access to non-public securities recommendations. Due to the Firm’s structure, all of the Firm’s Employees are presumed to be Access Persons. The definition of Access Persons herein shall also include other persons who agree to be treated as such under a separate agreement or written undertaking. Independent contractors are treated as Access Persons on a case-by-case basis. For the purpose of the Code, independent directors or Non-Resident Directors are not considered Supervised Persons, and therefore, are not Access Persons.

●	Advisers Act – Investment Advisers Act of 1940, as amended.

●	Affiliated Code – The code of conduct adopted by Fiera Capital Corporation.

●	Affiliated Mutual Fund(s) – The registered investment companies advised or sub-advised by the Firm listed in Appendix A.

●	Automatic Investment Plan – A program in which regular trades are made automatically in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

●	Beneficial Interest – Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability, directly or indirectly, to profit or share in any profit from a securities transaction. An individual generally has a Beneficial Interest in all securities held directly or indirectly, as well as those owned directly or indirectly by Immediate Family Members sharing the same household. Examples are provided within the Personal Securities Transaction and Reporting Policy.

●	CEO – The Firm’s Chief Executive Officer.

●	CCO –The Firm’s Chief Compliance Officer.

●	Compliance Team – The CCO and any employees reporting to the CCO and/or the Firm’s General Counsel, such as employees holding the following, or similar titles: Compliance Director, Compliance Officer, Compliance Associate, Paralegal; Compliance Analyst; Associate General Counsel; or Senior Associate General Counsel.

●	Employees – The Firm’s officers, principals and employees (including interns and independent contractors), as well as Fiera Associated Persons.

●	ERISA –The Employee Retirement Income and Savings Act of 1974, as amended.

●	Exempt Retirement Accounts – Any IRA, 401(k), variable annuity, or other qualified retirement plan account that (i) can only invest in securities of unaffiliated mutual funds, ETFs or non-reportable securities; or that (ii) can invest in Affiliated Mutual Funds but is managed by an independent third party that cannot be controlled, influenced or directed by the Employee regarding the purchase or sale of specific securities).

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●	Federal Securities Laws – The Federal Securities Laws includes the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

●	Fiera Associated Persons – Employees of Fiera Capital Corporation that perform services for the Firm’s investors who have agreed to comply with the PA Manual with respect to services performed for Clients.

●	Gift - An item of value that a third party provides (or an Employee provides to a third party) where there is no business communication involved in the enjoyment of the gift. Examples are provided within the Gifts and Entertainment Policy.

●	Entertainment – An item of value that a third party provides (or an Employee provides to a third party), where the giver intends to participate in the enjoyment of the item with the recipient. Examples are provided within the Gifts and Entertainment Policy.

●	Immediate Family – An Employee’s spouse, child, step-child, grandchild, parent, step-parent, sibling, son/daughter-in-law, or brother/sister-in-law (this definition includes adoptive relationships).

●	Investment Company Act – The Investment Company Act of 1940, as amended.

●	Insider Trading – Trading personally or on behalf of others on the basis of Material Non-Public Information, or improperly communicating Material Non-Public Information to others.

●	IPO – An initial public offering. An IPO is an offering of Securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

●	Manual - The Compliance Manual adopted by the Firm. This include the Compliance Manual and all appendices to the Compliance Manual.

●	Material Non-Public Information – Information that (i) has not been made generally available to the public, and that (ii) a reasonable investor would likely consider important in making an investment decision. Consult the Firm’s CCO if you are unsure whether information constitutes Material Non-Public Information.

●	Nonpublic Personal Information – Regulation S-P defines “nonpublic personal information” to include personally identifiable financial information that is not publicly available, as well as any list, description, or other grouping of consumers derived from nonpublic personally identifiable financial information.

●	Non-Resident Director - Any director of the Firm who (a) is not an officer, employee or shareholder of the Firm, (b) does not maintain a business address at the Firm, (c) does not, in the ordinary course of their business, receive or have access to current information regarding the purchase or sale of securities by the Firm, information regarding recommendations concerning the purchase or sale of securities by the Firm or information regarding securities being considered for purchase or sale by the Firm, and (d) does not, in the ordinary course of their business, receive or have access to current information regarding the portfolio holdings of any investment fund the Firm or its control affiliates manage or of any investment fund in which the Firm’s clients have invested.

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●	PA Manual – The Participating Affiliate Compliance Policies and Procedures attached as an appendix to the Manual.

●	Security – Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “Security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase, any of the foregoing. Any questions about whether an instrument is a Security for purposes of the Federal Securities Laws under this Code should be directed to the CCO.

●	SEC – The Securities and Exchange Commission.

●	Securities Act – The Securities Act of 1933, as amended.

●	Senior Management – The CEO and/or the Firm’s Board of Directors.

●	Supervised Person – An adviser’s Supervised Persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and Employees, as well as any other persons who provide advice on behalf of the adviser and are subject to the adviser’s supervision and control. For the purposes of the Code, independent directors are not considered supervised persons.

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Appendix A – Affiliated Mutual Funds

As of January 2020, the following are the Firm’s Affiliated Mutual Funds:

●	Fiera Capital Diversified Alternatives Fund (FCARX, FCAIX)

●	Fiera Capital Global Equity Fund (FCGIX, FCGEX)

●	Fiera Capital International Equity Fund (FCIRX, FCIUX, FCIWX)

●	Fiera Capital Equity Allocation Fund (FCEAX)

●	Fiera Capital Emerging Markets Fund (RIMIX, CNRYX)

●	Fiera Capital Small /Mid Cap Growth Fund (APSGX)

●	US Equity Long-Term Quality Fund (FCUEX, FCUIX)

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Appendix B– Personal Trading Violations and Associated Penalties

I.        Covered Violations

The following is a non-exhaustive list of personal trading violations which will result in corrective action. Employees should refer to the Code of Ethics to determine all possible violations.

●	Not reporting all accounts in which Employee has a direct or indirect beneficial ownership.

●	Failure to file an Initial, Quarterly or Annual Holdings Report.

●	Trading without receiving appropriate pre-clearance.

●	Trading outside an approved pre-clearance window.

●	False declarations regarding pre-clearance questions in StarCompliance.

●	Trading after being denied approval.

●	Not holding an affiliated Mutual Fund position for the minimum thirty (30) day period.

II.        Penalties

●	First Offense: Written reprimand from Compliance. Notification to Supervisor. Documentation of violation which will become part of HR file. Employee will be asked to retake training.

●	Second Offense: 60 day ban on personal trading in Covered Accounts. Notification to supervisor. Documentation of violation which will become part of HR file.

●	Third Offense: .50 reduction in overall ECA score (or similar reduction for A or B Plan participants). Notification to supervisor. Documentation of violation which will become part of HR file.

●	Further Offense: Trading ban for 1 year on Covered Accounts. Notification to supervisor. Documentation of violation which will become part of HR file.